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                                                                   EXHIBIT 10.30

                                    AMENDMENT
                                       TO
                            BURLINGTON RESOURCES INC.
                       1997 EMPLOYEE STOCK INCENTIVE PLAN

         The Burlington Resources Inc. 1997 Employee Stock Incentive Plan (the "Plan") is hereby amended in the following respects:

                  1. Section 2.7 is amended to read in its entirety as follows:

         "2.7 COMMITTEE

         "The Compensation Committee of the Board of Directors."

                  2. The last sentence of Section 7.2 of the Plan is amended to read in its entirety as follows:

                  "If the Committee determines that any shares of Restricted Stock granted or to be granted under the Plan will be represented by the issuance of certificates, the Committee may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for such Restricted Stock may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period (as defined in Section 7.3) expires or until restrictions thereon otherwise lapse, and may require, as a condition of any receipt of Restricted Stock, that the Participant shall have delivered a stock power endorsed in blank relating to the shares of Restricted Stock."

                  3. A new Section 7.9 is added to the Plan to read in its entirety as follows:

                  "7.9 The Committee shall in its discretion determine whether any shares of Restricted Stock granted or to be granted under the Plan will be represented by the issuance of a certificate for such shares registered in the name of the Participant (subject to Section 7.2) or will be represented by a book entry reflecting the grant to the Participant."

                  Adopted by the Compensation Committee of the Board of Directors of Burlington Resources Inc. on December 17, 2003.